EXHIBIT 21

Significant Subsidiaries of Wesbanco, Inc.

(As of December 31, 2021)

Subsidiaries	State of Incorporation
Wesbanco, Inc.	West Virginia
Wesbanco Bank, Inc.	West Virginia
Wesbanco Insurance Services, Inc.	West Virginia
Wesbanco Title Agency, LLC	Ohio
THF, Inc.	Pennsylvania
Wesbanco Asset Management, Inc.	Delaware
Wesbanco Community Development Corp.	Ohio
CBSI Development Fund, Inc.	Indiana
AMSCO, Inc.	Pennsylvania
Kentuckiana Real Estate Holdings, LLC	Indiana
Southern Indiana Real Estate Holdings, LLC	Indiana
FAH, LLC	Maryland
WSB Realty, LLC	Maryland
Flagship Acquisitions Trust	Maryland
Wesbanco Properties, Inc.	West Virginia
Wesbanco Securities, Inc.	Ohio
Wesbanco Capital Trust II	Delaware
Wesbanco Capital Statutory Trust III	Connecticut
Wesbanco Capital Trust IV	Delaware
Wesbanco Capital Trust V	Delaware
Wesbanco Capital Trust VI	Delaware
Oak Hill Capital Trust 2	Delaware
Oak Hill Capital Trust 3	Delaware
Oak Hill Capital Trust 4	Delaware
Community Bank Shares (IN) Statutory Trust I	Indiana
Community Bank Shares (IN) Statutory Trust II	Indiana
First Federal Statutory Trust II	Kentucky
CBIN Insurance, Inc.	Nevada